Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement and Prospectus on Form S-1 of Qualigen Therapeutics, Inc. of our report dated April 5, 2024 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Qualigen Therapeutics, Inc. as of and for the year ended December 31, 2023, appearing in the Annual Report on Form 10-K of Qualigen Therapeutics, Inc.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Baker Tilly US, LLP

San Diego, California

December 9, 2024